Exhibit 99.1

Zoom Telephonics Reports Sales of $8.2 million for Q2 2019

Company to Host Conference Call on Thursday, August 1, 2019 at 9:00 a.m. Eastern Time

Boston, MA, July 31, 2019 – Zoom Telephonics, Inc. (“Zoom” or “the Company”) (OTCQB: ZMTP), a leading producer of cable modems and other communication products, today reported financial results for its second quarter ended June 30, 2019.

2019 Second Quarter Financial Highlights (with comparisons to 2018 second quarter)
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Net sales increased 8.5% to $8.2 million due primarily to sales growth at one major storefront retailer and online.
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Gross margin was 33.9%, down from 36.3% due to the negative impact of tariffs.
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Net loss was approximately $805 thousand or $0.04 per share, compared to net income of $47 thousand or $0.00 per share.

Management Commentary
Frank Manning, Zoom’s CEO, commented on the quarter. “We are especially encouraged by revenue growth due primarily to increased shelf space at one major storefront retailer and increased business through online retailers. During the quarter we also raised $4.94 million after expenses, which will help us to weather the China tariff storm and aggressively grow our business. We added two very strong people to our Board, one a founder of Dyn and one a co-founder of Akamai, and they are already making valuable contributions. We also added a new VP of Engineering, Phil Stanhope, who is an experienced manager with extensive expertise in software, security, and cloud services. We are excited about the products we have in development including product improvements that empower our cable modem/routers, which sit at the center of many homes’ networks. China tariffs have been a significant drain on cash and management time; but we did submit a strong request for tariff exemption on June 30, and we believe that we clearly deserve the exemption we’ve requested. We are excited about the progress we’re making at Zoom, and excited about our products’ power position for access to the Internet.”

2019 Second Quarter Financial Review
The Company reported an increase in net sales of 8.5% to $8.2 million for the second quarter ended June 30, 2019, up from $7.5 million for the second quarter ended June 30, 2018. The increase in sales was driven by improved shelf space and position at one major retailer and by higher sales through online retailers including Amazon.

Gross profit was $2.8 million or 33.9% of net sales in the second quarter of 2019, as compared to $2.7 million or 36.3% of net sales for the second quarter of 2018. The decrease in gross margin was primarily due to tariffs increasing cost of goods by $416 thousand or 5.1% of net revenues.

Operating expenses were $3.5 million or 43.5% of net sales in the second quarter of 2019, compared to $2.7 million or 35.4% of net sales in the same period of 2018. Selling expenses increased approximately $431 thousand to $2.6 million for the second quarter of 2019 primarily due to increases in Motorola trademark royalty costs and in retailer-focused marketing expenses. General and administrative expenses increased approximately $383 thousand to $556 thousand for the second quarter of 2019 due to a $203 thousand reduction in expense in Q2 2018 from reassessment of sales tax liabilities, increases in salary and stock option costs, and moving expenses as Zoom headquarters moved to a new location in downtown Boston. Research and development expenses were $438 thousand for the 2019 second quarter, up from $368 thousand in the same period of 2018, with the increase largely due to increased salary and fringe benefit costs.

Zoom reported a net loss of $805 thousand or $0.04 per share for the second quarter of 2019, compared to net income of $47 thousand or $0.00 per share in the same period of 2018. The decline in profitability in the second quarter of 2019 was due to the impact of tariffs on Zoom’s cost of goods sold and due to increased operating expenses.

Balance Sheet Highlights
At June 30, 2019, Zoom had $1.8 million in cash, $0 drawn on a $3.0 million line of credit, working capital of $6.6 million, a current ratio of 1.93 and no long-term debt.

(in thousands except for percentages)	6/30/2019	12/31/2018	Improvement
Cash	$1,791	$126	1,322%
Total Current Assets	$13,727	$11,733	17.0%
Total Assets	$14,402	$12,216	17.9%
Bank Debt	$0	$1,741	---
Total Current Liabilities	$7,130	$8,340	14.5%
Working Capital	$6,598	$3,393	94.5%
Stockholders’ Equity	$7,220	$3,876	86.3%

Conference Call Details

Date/Time:	Thursday, August 1, 2019 – 9:00 a.m. ET

Participant Dial-In Numbers:
(United States):	866-393-7958
(International):	706-643-5255

Conference ID	7496042

To access the call, please dial-in approximately five minutes before the start time and, when asked, provide the operator with the conference ID 7496042. An accompanying slide presentation will be available in PDF format via the Investor Relations section of Zoom Telephonics’ website at www.zoomtel.com/SQ219 shortly before the call.

About Zoom Telephonics
Zoom Telephonics, Inc. designs, produces, markets, and supports cable modems and other communication products. The Company’s worldwide Motorola license agreement includes cable modems and gateways, DSL modems and gateways, cellular modems and routers and sensors, and other Internet and network products. For more information about Zoom and its products, please visit www.zoomtel.com/investor and www.motorolanetwork.com.

MOTOROLA and the Stylized M Logo are trademarks or registered trademarks of Motorola Trademark Holdings, LLC and are used under license.

Forward Looking Statements
This release contains forward-looking information relating to Zoom’s plans, expectations, and intentions. Actual results may be materially different from expectations as a result of known and unknown risks, including: the potential increase in tariffs on the Company's imports from China; potential changes in NAFTA; the potential need for additional funding which Zoom may be unable to obtain; declining demand for certain of Zoom’s products; delays, unanticipated costs, interruptions or other uncertainties associated with Zoom’s production and shipping; Zoom’s reliance on several key outsourcing partners; uncertainty of key customers’ plans and orders; risks relating to product certifications; Zoom’s dependence on key employees; uncertainty of new product development, including certification and overall project delays, budget overruns, and the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; costs and senior management distractions due to patent-related matters; and other risks set forth in Zoom’s filings with the Securities and Exchange Commission. Zoom cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Zoom expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Zoom’s expectations or any change in events, conditions or circumstance on which any such statement is based.

Investor Relations Contact:
Jeremy Hellman, Vice-President
The Equity Group Inc.
Phone: 212-836-9606
Email: jhellman@equityny.com

ZOOM TELEPHONICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
For the Three Months and Six Months Ended June 30, 2019 and 2018

     (in thousands, except per share data)

	Three Months Ended		Six Months Ended
	6/30/19	6/30/18	6/30/19	6/30/18

Net sales	$8,159	$7,522	$16,169	$15,859
Cost of goods sold	5,391	4,790	10,983	9,845

Gross profit	2,768	2,732	5,186	6,014

Operating expenses:
Selling	2,554	2,123	5,001	4,177
General and administrative	556	173	1,124	621
Research and development	438	368	920	779
Total operating expenses	3,548	2,664	7,045	5,577

Operating profit (loss)	(780)	68	(1,859)	437

Other income (expense), net	(12)	(6)	(46)	(12)

Income (loss) before income taxes	(792)	62	(1,905)	425

Income tax expense (benefit)	13	15	21	19

Net income (loss)	$(805)	$47	$(1,926)	$406

Earnings (loss) per share:
Basic Earnings (loss) per share	$(0.04)	$0.00	$(0.11)	$0.03
Diluted Earnings (loss) per share	$(0.04)	$0.00	$(0.11)	$0.02

Weighted average number of shares outstanding:

Basic	19,067	15,935	17,623	15,832
Diluted	19,067	16,751	17,623	16,647

ZOOM TELEPHONICS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in thousands, except share data)

	06/30/19	12/31/18

ASSETS

Current assets:

Cash	$1,791	$126
Accounts receivable, net	3,552	2,761
Inventories, net	6,752	7,928
Prepaid expenses and other	1,632	918

Total current assets	13,727	11,733

Property and equipment, net	287	261
Operating lease right-of-use assets	152	––
Other assets	236	222

Total assets	$14,402	$12,216

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Bank debt	$––	$1,741
Accounts payable	4,500	4,369
Operating lease liabilities	100	––
Accrued other expenses	2,530	2,011

Total current liabilities	7,130	8,340

Long-term operating leases	52	––

Total liabilities	7,182	8,340

Stockholders’ equity:

Common stock and additional paid-in capital	46,467	41,197
Retained earnings (accumulated deficit)	(39,247)	(37,321)

Total stockholders’ equity	7,220	3,876

Total liabilities and stockholders’ equity	$14,402	$12,216